Exhibit 28 (d) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

6/29/20-Name changed to Federated Hermes International Series, Inc.

1/1/04 - Assigned to Federated Investment Management Company - (see assignment attached)

2/1/00 - Name changed to Federated International Series, Inc.

1/7/99 - FGRC changed its name to Federated Global Investment Management Co.

8/25/95 – Assigned to Federated Global Research Corp. (FGRC)

3/15/94 - Name changed to International Series, Inc.

FT SERIES, INC.

INVESTMENT ADVISORY CONTRACT

This Contract is made between Federated Management, a Delaware business trust (the "Adviser"), and FT Series, Inc., a Maryland corporation having its principal place of business in Pittsburgh, Pennsylvania (the "Corporation").

WHEREAS the Corporation is an open-end management investment company as that term is defined in the Investment Company Act of 1940 (the “Act”), and is registered as such with the Securities and Exchange Commission; and

WHEREAS Adviser is engaged in the business of rendering investment advisory and management services.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       The Corporation hereby appoints Adviser as Investment Adviser for each of the portfolios ("Funds") of the Corporation, which may be offered in one or more classes of shares (“Classes”), on whose behalf the Corporation executes an exhibit to this Contract, and Adviser, by its execution of each such exhibit, accepts the appointments. Subject to the direction of the Directors of the Corporation, Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund's assets.

2.       Adviser, in its supervision of the investments of each of the Funds will be guided by each of the Funds’ fundamental investment policies and the provisions and restrictions contained in the Articles of Incorporation and By-Laws of the Corporation and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

3.       The Corporation shall pay or cuase to be paid, on behalf of each Fund or Class, all of the Fund’s or Class’s expenses and the Fund’s or Class’s expenses and the Fund’s or Class’s allocable share of Corporation expenses.

4.       The Corporation, on behalf of each of the Funds shall pay to Adviser, for all services rendered to such Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

5.       The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation to the extent that any Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Corporation, voluntarily declare to be effective. Furthermore, the Adviser may, if it deems appropriate, assume expenses of one or more Fund or Class to the extent that any Fund’s or Class’s expenses exceed such lower expense limitation as the Adviser may, by notice to the Corporation, voluntarily declare to be effective.

6.       This Contract shall begin for each Fund as of the date that the Corporation executes an to this Contract relating to such Fund. This Contract shall remain in effect for each Fund until the first meeting of shareholders held after the execution date of an exhibit relating to the respective Fund, and if approved at such meeting by the shareholders of a particular Fund, shall continue in effect for such Fund for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Directors who are not parties to this Contract or interested persons of any such party (other than as Directors of the Corporation) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Corporation in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund.

7.       Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by: (a) the Directors of the Corporation or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of the Funds, on sixty (60) days’ written notice to Adviser; or (b) the Adviser on sixty (60) days’ written notice to the Corporation.

8.       This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

9.       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Corporation or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

10.       This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Contract or interested persons of any such party to this Contract (other than as Directors of the Corporation) cast in person at a meeting called for that purpose, and on behalf of a Fund by a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Act) of such Fund.

11.       Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Articles of Incorporation and agrees that the obligations pursuant to this Contract s of a particular Fund and of the Corporation with respect to that particular Fund be limiated solely to the assets of that particular Funds, the Directors, officers, employees or agents of the Corporation, or any of them; and Adviser shall not seek satisfaction of any such obligation from the assets of any other Fund, or the shareholders of any Fund.

12.       This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

13.       All notices , requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed first class to the Corporation, c/o Federated Investors, Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: John W. McGonigle, Secretary; and to Adviser, Federated Management, Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: John A. Staley, IV, President.

14.       This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

11/23/09 - Merged into Federated International Leaders Fund (WISI)

9/1/95 - Name changed to Federated International Equity Fund

EXHIBIT A TO THE INVESTMENT ADVISORY CONTRACT

INTERNATIONAL EQUITY FUND

A PORTFOLIO OF FT SERIES, INC.

For all services rendered by Adviser hereunder, the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00 of 1% of the average daily net assets of the Fund.

The fee shall be accrued daily at the rate of 1/365th of 1.00 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

The effective date hereof shall be the 15th day of March, 1994 to be renewed on March 1, 1996, and annually thereafter.

This Exhibit duly incorporated by reference the Primary Investment Advisory Contract.

Attest:	FEDERATED MANAGEMENT

/s/ John W. McGonigle	By: /s/ John A. Staley, IV
John W. McGonigle	John A. Staley, IV
Secretary	President

Attest:	FT SERIES, INC.

/s/ John W. McGonigle	By: /s/ J. Christopher Donahue
John W. McGonigle	J. Christopher Donahue
Assistant Secretary	Vice President

6/1/19-See Amendment #1 to Exhibit B.

12/16/16 – Name changed to Federated Global Total Return Bond Fund

1/1/04 - Assigned to Federated Investment Management Company - (see assignment attached)

9/18/00 - Name changed to Federated International Bond Fund

9/1/95 - Name changed to Federated International Income Fund

EXHIBIT B TO THE INVESTMENT ADVISORY CONTRACT

INTERNATIONAL INCOME FUND

A PORTFOLIO OF FT SERIES, INC.

For all services rendered by Adviser hereunder, the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

The fee shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

The effective date hereof shall be the 15th day of March, 1994 to be renewed on March 1, 1996, and annually thereafter.

This Exhibit duly incorporated by reference the Primary Investment Advisory Contract.

Attest:	FEDERATED MANAGEMENT

/s/ John W. McGonigle	By: /s/ John A. Staley, IV
John W. McGonigle	John A. Staley, IV
Secretary	President

Attest:	FT SERIES, INC.

/s/ John W. McGonigle	By: /s/ J. Christopher Donahue
John W. McGonigle	J. Christopher Donahue
Assistant Secretary	Vice President

6/29/20-Name changed to Federated Hermes Global Total Return Bond Fund

Amendment #1 to Exhibit B

to the

Investment Advisory Contract

Federated Global Total Return Bond Fund

A Portfolio of Federated International Series, Inc.

This Amendment #1 to Exhibit B to the Investment Advisory Contract between Federated International Series, Inc., and Federated Investment Management Company, approved at a board meeting on May 16, 2019, shall become effective as of July 1, 2019.

For all services rendered by Adviser hereunder, the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .70 of 1% of the average daily net assets of the Fund.

The fee shall be accrued daily at the rate of 1/365th of .70 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of June, 2019.

Federated International Series, Inc.

By:/s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated Investment Management Company

By: /s/ John B. Fisher

Name: John B. Fisher

Title President and CEO

A S S I G N M E N T

THIS ASSIGNMENT is entered into as of August 25, 1995, by and between FEDERATED MANAGEMENT ("FM"), a Delaware business trust, FEDERATED GLOBAL RESEARCH CORP. ("FGRC"), a New York Corporation, FIDUCIARY INTERNATIONAL, INC. ("FII"), a New York corporation, and FIDUCIARY TRUST INTERNATIONAL LIMITED ("FTIL"), an English corporation.

WHEREAS, FM entered into an Investment Advisory Contract with International Series, Inc. March 15, 1994 and Sub-Advisory Agreements with FII and FTIL dated March 15, 1994 ; and

WHEREAS, FM desires to assign its right, duties, and responsibilities under those Agreements as regard the International Series, Inc. to FGRC; and

WHEREAS, FGRC desires to accept the assignment of those Agreements from FM; and

WHEREAS, FII and FTIL desire to accept the assignment from FM to FGRC of FM's rights, duties and responsibilities under the Sub-Advisory Contract; and

WHEREAS, the Board of Directors of International Series, Inc. has approved such assignments;

KNOW ALL MEN BY THESE PRESENTS;

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, FM does hereby assign all its rights, interests, and responsibilities under the Investment Advisory Contract and the Sub-Advisory Agreement described above to FGRC, and FGRC does hereby accept such assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first herein above set forth.

FEDERATED MANAGEMENT	FIDUCIARY INTERNATIONAL, INC.

/s/ Stephen A. Keen	/s/ Margaret Lindsay
Stephen A. Keen, Vice President	Margaret Lindsay, Senior Vice President

FEDERATED GLOBAL RESEARCH	FIDUCIARY TRUST INTERNATIONAL
CORP.	LIMITED

/s/ Stephen A. Keen	/s/ David E. Smart
Stephen A. Keen, Vice President	David E. Smart, Managing Director

Amendment to

Investment Advisory Contract

between

Federated International Series, Inc.

and

Federated Global Investment Management Corp.

This Amendment to the Investment Advisory Contract (“Agreement”) dated March 15, 1994, between Federated International Series, Inc. (“Fund”) and Federated Global Investment Management Corp. (“Service Provider”) is made and entered into as of the 1st day of June, 2001.

WHEREAS, the Fund has entered into the Agreement with the Service Provider;

WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose ”nonpublic personal information” (“NPI”) of its “customers” and “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14) (“Section 248.14 NPI”); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15) (“Section 248.15 NPI”) ; and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13) (“Section 248.13 NPI”);

WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR § 248.13);

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1.	The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider’s contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

2.	The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR § 248.13.

3.	The Service Provider further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
•	insure the security and confidentiality of records and NPI of Fund customers,
•	protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
•	protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4.	The Service Provider may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds (“Fund Affiliates”); (b) affiliated persons of the Service Provider (“Service Provider Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds (“Nonaffiliated Third Party”) under the service and processing (§248.14) or miscellaneous (§248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (§248.13), provided the Service Provider enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5.	The Service Provider may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.	The Service Provider is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.

WITNESS the due execution hereof this 1st day of June, 2001.

Federated International Series, Inc.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated Global Investment Management Corp.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT

Federated International Bond Fund

THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP., a Delaware corporation (“FGIMCO”), and FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory Corporation (“FIMC”).

WHEREAS, Federated Management entered into an Investment Advisory Contract effective as of March 15, 1994 (the “Contract”) with Federated International Series, Inc., then known as FT Series, Inc. (the “Corporation”), with respect to the International Income Fund, now known as Federated International Bond Fund (the “Fund”), a portfolio of the Corporation;

WHEREAS, Federated Management, by an Assignment dated as of August 25, 1995, assigned its rights, duties and responsibilities with respect to the Fund under the Contract to FGIMCO, then known as Federated Global Research Corp.

WHEREAS, FGIMCO desires to assign its rights, duties and responsibilities under the Contract with respect to the Fund to FIMC, and FIMC desires to accept such assignment from FGIMCO; and

WHEREAS, the Board of Directors of the Corporation has approved the assignment of the Contract with respect to the Fund from FGIMCO to FIMC;

KNOW ALL MEN BY THESE PRESENTS THAT:

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FGIMCO does hereby assign all of its rights, duties and responsibilities with respect to the Fund under the Contract described above to FIMC, and FIMC does hereby accept such assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.

FEDERATED GLOBAL INVESTMENT	FEDERATED INVESTMENT MANAGEMENT
MANAGEMENT CORP.	COMPANY

By: /s/ G. Andrew Bonnewell	By: /s/ Keith M. Schappert
Name: G. Andrew Bonnewell	Name: Keith M. Schappert
Title: Vice President	Title: President

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, dated as of January 21, 2021, that Federated International Series, Inc., a corporation duly organized under the laws of the state of Maryland (the “Corporation”), does hereby nominate, constitute and appoint Federated Investment Management Company, a corporation duly organized under the laws of the state of Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Corporation, acting on behalf of each of the series portfolios of the Corporation for which the Adviser provides advisory services and acts as investment adviser as of the date of this limited power attorney and for such series portfolios that may be established by the Corporation in the future from time to (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Corporation in accordance with Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser as investment adviser of each Fund under that certain investment advisory contract dated March 15, 1994 by and between the Adviser and the Trust (such investment advisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contract").

The Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Corporation hereby ratifies and confirms as good and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Investment Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Adviser (x) under the terms of the Investment Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.

The Corporation hereby agrees to indemnify and save harmless the Adviser and its directors, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, or the taking of any action under or in connection with any of the foregoing. The obligations of the Corporation under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Corporation during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of Corporation acting on behalf of any other Fund hereunder.

Any person, partnership, corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Corporation is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Corporation and that any such person, partnership, corporation or other legal entity must look solely to the Corporation in question for enforcement of any claim against the Corporation, as the Adviser assumes no personal liability whatsoever for obligations of the Corporation entered into by the Adviser in its capacity as attorney-in-fact for the Corporation.

Each person, partnership, corporation or other legal entity which deals with a Fund of the Corporation through the Adviser in its capacity as agent and attorney-in-fact of the Corporation, is hereby expressly put on notice (i) that all persons or entities dealing with the Corporation must look solely to the assets of the Fund of the Corporation on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Corporation, as the Directors, officers and/or agents of such Corporation, the shareholders of the various classes of shares of the Corporation and the other Funds of the Corporation assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Corporation, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Corporation.

The execution of this Limited Power of Attorney by the Corporation acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Corporation on whose behalf the Adviser was acting pursuant to the authority granted hereunder.

The Corporation hereby agrees that no person, partnership, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Corporation that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Investment Advisory Contract between the Corporation and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Corporation at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Corporation.

This Limited Power of Attorney constitutes the entire agreement between the Corporation and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Corporation.

This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. Without limiting any other authority expressly granted hereunder, for purposes of Pennsylvania law, this Limited Power of Attorney shall be deemed to constitute a power used in a commercial transaction which authorizes an agency relationship which is exclusively granted to facilitate transfer of stock, bonds and other assets and which may be exercised independently of any other agent designated by the Corporation and includes, but is not limited to, the power to engage in stock, bond and other securities transactions as specified by 20 Pa.C.S. § 5603(k). The authority granted to the Adviser by this Limited Power of Attorney may be delegated by the Adviser to one or more successor agents or subadvisors, or to other persons the Adviser in its sole discretion determines are appropriate or necessary. If any provision hereof, or any power or authority conferred upon the Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Corporation when the Corporation shall have executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Corporation and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Corporation, and the Trust shall have a counterpart executed by the Corporation and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Corporation has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

Federated International Series, Inc.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Accepted and agreed to this January 21, 2021

Federated Investment Management Company

By:/s/ John B. Fisher

Name: John B. Fisher

Title: President